Exhibit 99.1
Fidelity National Financial, Inc.
Unaudited Pro Forma Consolidated Financial Statements
(unaudited)

On September 29, 2017, pursuant to that certain (i) Agreement and Plan of Merger, dated as of June 8, 2017, by and among Fidelity National Financial, Inc. (“FNF”, the "Company"), Black Knight Financial Services, Inc. (“Black Knight”), Black Knight, Inc. (formerly known as Black Knight Holdco Corp.) (“New Black Knight”), New BKH Corp. (“New BKH”), New BKH Merger Sub, Inc. and BKFS Merger Sub, Inc. (the “Merger Agreement”) and (ii) Reorganization Agreement, dated as of June 8, 2017, by and among FNF, Black Knight Holdings, Inc. (“BKHI”) and New BKH (the “Reorganization Agreement”), FNF completed the previously announced (i) contribution by BKHI of (x) all of the shares of Class B common stock of Black Knight that BKHI owned and (y) all of the class A units of Black Knight Financial Services, LLC that BKHI owned, to New BKH, a direct wholly-owned subsidiary of BKHI (the “Contribution”), (ii) distribution of the shares of New BKH common stock to the holders of FNF Group common stock (the “Distribution” and together with the Contribution, the “Spin-off”), followed by (iii) mergers of Black Knight and New BKH with wholly-owned subsidiaries of New Black Knight (the “Mergers” and together with the Spin-off, the “Transactions”). Holders of FNF Group common stock received approximately 0.3066322 shares of common stock of New Black Knight for every one share of FNF Group common stock held at the close of business on the record date.
As a result of the Spin-off, in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 as filed with the Securities Exchange Commission ("SEC") on November 2, 2017 (the “Form 10-Q”), Black Knight was reflected as a discontinued operation in our unaudited consolidated statements of income for the three and nine months ended September 30, 2017 and in our unaudited consolidated balance sheet as of December 31, 2016. The results of operations for Black Knight for such periods, and the major classes of assets and liabilities of Black Knight as of such date, are included in Note K to our unaudited consolidated financial statements included in the Form 10-Q. The disposition of Black Knight was completed prior to the September 30, 2017 balance sheet included in the Form 10-Q, and was therefore already reflected therein. The information described in the preceding sentences that was included in the Form 10-Q is incorporated herein by reference.
The following unaudited pro forma consolidated financial statements have been prepared giving effect to the Spin-Off as if it occurred on January 1, 2016 for the pro forma consolidated statement of earnings. The unaudited condensed pro forma consolidated financial statements do not purport to represent FNF’s operating results for any future period.
The unaudited condensed pro forma consolidated financial statements should be read in conjunction with the publicly available information of FNF, including our Annual Report on Form 10-K as filed on February 27, 2017 with the SEC.

Summarized Pro Forma Statement of Earnings Data (Unaudited), in millions:

	For the year ended December 31, 2016
	Historical FNF	Deconsolidation of Black Knight (1)	Pro Forma FNF

Revenues:
Direct title insurance premiums	$2,097	$—	2,097
Agency title insurance premiums	2,626	—	2,626
Escrow, title-related and other fees	3,546	963	2,583
Restaurant revenue	1,158	—	1,158
Interest and investment income	129	—	129
Realized gains and losses, net	(2)	—	(2)
Total revenues	9,554	963	8,591
Expenses:
Personnel costs	2,832	393	2,439
Agent commissions	1,998	—	1,998
Other operating expenses	1,944	191	1,753
Cost of restaurant revenue	984	—	984
Depreciation and amortization	431	208	223
Provision for title claim losses	157	—	157
Interest expense	136	62	74
Total expenses	8,482	854	7,628
Earnings from continuing operations before income taxes and equity in (loss) earnings of unconsolidated affiliates	1,072	109	963
Income tax expense on continuing operations	372	36	336
Earnings from continuing operations before equity in (loss) earnings of unconsolidated affiliates	700	73	627
Equity in losses of unconsolidated affiliates	(8)	—	(8)
Net earnings from continuing operations	692	73	619
Earnings from discontinued operations, net of tax	—	—	—
Net earnings	692	73	619
Less: Net earnings (loss) attributable to non-controlling interests	42	47	(5)
Net earnings attributable to Fidelity National Financial, Inc. common shareholders	$650	$26	$624

Net earnings attributable to FNF Group common shareholders	$654	$26	$628
Net loss attributable to FNFV Group common shareholders	$(4)	$—	$(4)

Net earnings per share attributable to FNF Group common shareholders	$2.40		$2.31
Net loss per share attributable to FNFV Group common shareholders	$(0.06)		$(0.06)

Net earnings per share attributable to FNF Group common shareholders	$2.34		$2.24
Net loss per share attributable to FNFV Group common shareholders	$(0.06)		$(0.06)

Weighted average shares outstanding FNF Group common stock, basic basis	272		272
Weighted average shares outstanding FNF Group common stock, diluted basis	280		280

Weighted average shares outstanding FNFV Group common stock, basic basis	67		67
Weighted average shares outstanding FNFV Group common stock, diluted basis	70		70
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(1) Represents adjustments to reflect the deconsolidation of the results of operations of Black Knight resulting from the Spin-off.